CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated May 2, 2016 relating to the financial statements of Delaware Life NY Variable Account D. We also consent to the use in the Registration Statement of our report dated April 29, 2016 relating to the statutory basis financial statements of Delaware Life Insurance Company of New York. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

May 2, 2016

Representation of Counsel Pursuant to Rule 485(b)

I, Kenneth N. Crowley, in my capacity as counsel to Delaware Life NY Variable Account D (the “Account”), have reviewed this Post-Effective Amendment to the Registration Statement which is being filed pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933. Based upon my review of this Post-Effective Amendment and such other material relating to the operation of the Account as I deemed relevant, I hereby certify as of the date of this filing of the Post-Effective Amendment, that the Post-Effective Amendment does not contain disclosure which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

I hereby consent to the filing of this representation as a part of this Post-Effective Amendment to the Registration Statement of the Account.

/s/ Kenneth N. Crowley
Kenneth N. Crowley, Esq.

May 2, 2016